UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2013

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard, Sixth Floor

Atlanta, Georgia 30319

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 13, 2013, Ocwen Loan Servicing, LLC (“OLS”), a Delaware limited liability company and an indirect, wholly owned subsidiary of Ocwen Financial Corporation (“Ocwen”), entered into a mortgage servicing rights purchase and sale agreement (the “Purchase Agreement”) with OneWest Bank, FSB, a federal savings bank (the “Seller”), pursuant to which OLS agreed to purchase approximately $78 billion in unpaid principal balance of mortgage servicing rights (“MSRs”) and related servicing advance receivables, in each case, measured as of April 30, 2013.  No operations or other assets are being purchased in the transaction. The aggregate purchase price will be approximately $2.53 billion, with $446 million of the aggregate purchase price paid in respect of the MSRs and approximately $2.1 billion to be paid in respect of the servicing advances, in each case, subject to adjustment for changes in the unpaid principal balance of the related assets as of the date of closing and other customary post-closing adjustments. Contemporaneously with the execution of the Purchase Agreement, Ocwen executed a guarantee (the “Parent Guarantee”), pursuant to which Ocwen agreed to guarantee the obligations and performance of OLS under the Purchase Agreement. The transactions described in this paragraph are referred to herein as the “Transaction.”

Ocwen plans to finance the Transaction primarily with a combination of cash on-hand, cash generated through operations and available credit.

Consummation of the Transaction is subject to, among other things, (i) certain investor and third party consents and (ii) certain customary closing conditions and termination rights, including in respect of any transfer not completed by January 31, 2014. A termination fee equal to $50 million may be payable by either party in certain circumstances. As part of the Transaction, the Seller and OLS have agreed to indemnification provisions for the benefit of the other party. The Transaction is expected to close in stages during the second half of 2013, and Ocwen expects that the majority of loans will be boarded onto Ocwen’s primary servicing platform, which is licensed from Altisource Portfolio Solutions S.A., at each respective closing for such loans.

The foregoing summaries of the Purchase Agreement and the Parent Guarantee are qualified in their entirety by reference to the Purchase Agreement and the Parent Guarantee, which are filed with this Current Report on Form 8-K as Exhibit 2.1 and Exhibit 10.1, respectively, and incorporated herein by reference.

The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information about Ocwen, the Seller or any of their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Ocwen, the Seller or any of their respective subsidiaries and affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by Ocwen.

Forward-Looking Statements

This Current Report on Form 8-K (including information included or incorporated by reference herein) includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Such statements may include, but are not limited to, statements about the benefits of the proposed Transaction, including future financial and operating results, Ocwen’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the parties and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Risks and uncertainties include uncertainties as to the purchase price to be paid at closing; the timing of the closing of the Transaction; the possibility that the Transaction may not close, including, but not limited to, due to the failure to satisfy the closing conditions; the effects of disruption from the Transaction making it more difficult to maintain business and operational relationships; as well as the risk of new and changing regulation and policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Ocwen’s public disclosure filings with the Securities and Exchange Commission (the “SEC”).  Ocwen disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this report or otherwise.  Copies of Ocwen’s SEC filings are available at the SEC’s website at www.sec.gov.

Item 9.01	Financial Statements and Exhibits
(c)	Exhibits.

Number	Description

2.1

Mortgage Servicing Rights Purchase and Sale Agreement between Ocwen Loan Servicing, LLC and OneWest Bank, FSB dated as of June13, 2013. The schedules referenced in the Purchase Agreement have been omitted in accordance with Item 601 (b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

10.1	Guarantee between Ocwen Financial Corporation and OneWest Bank, FSB dated as of June 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION (Registrant)

Date: June 13, 2013	By:	/s/ John V. Britti
John V. Britti
Executive Vice President & Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)